Exhibit 10.4

SOUTHLAKE BUSINESS PARK
OFFICE/WAREHOUSE
LEASE AGREEMENT
SOUTHLAKE INDUSTRIAL, L.P., AS LANDLORD
AMERICAN BEAR LOGISTICS CORP., AS TENANT

ARTICLE ONE: CERTAIN DEFINED TERMS. The following capitalized and bold faced terms, which have been placed in this Article 1 for convenience, shall have the meaning set forth below:

“Additional Rent” shall mean, all charges, costs, expenses and other sums due hereunder other than Base Rent (as defined below), and whether or not the same are designated as rent in this Lease (as defined below), including without limitation, Tenant’s Proportionate Share (as defined below) of Operating Expenses (as defined below).

“Base Rent” shall mean for each month of the Lease Term, the amounts for the periods set forth in the following table:

Months	Monthly Base Rent	Annual Rate Per Sq. Ft.
Months 1-6*	$9,271.64	$5.72 NNN
Months 7-16	$13,696.75	$8.45 NNN
Months 17-28	$14,107.65	$8.70 NNN
Months 29-40	$14,530.88	$8.96 NNN
Months 41-52	$14,966.80	$9.23 NNN
Months 53-64	$15,415.81	$9.51 NNN

*	Provided Tenant shall fully and timely perform all terms and conditions of this Lease during the Lease Term hereof, (i) Tenant’s obligation to pay the monthly Base Rent on the Premises shall conditionally abate for the first (1st) four (4) full calendar months of the Lease Term and (ii) Tenant’s obligation to pay the monthly Base Rent on 6,240 rentable square feet of the Premises shall conditionally abate for the fifth (5th) and sixth (6th) full calendar months of the Lease Term. Notwithstanding the foregoing, if at any time during the Lease Term a Default Event (as hereinafter defined) by Tenant occurs, in addition to Landlord’s rights and remedies with respect to such Default Event provided in the Lease, at law or in equity, 100% of the abated Base Rent in the amount of $63,575.00 shall be immediately due and payable to Landlord by Tenant. The abatement of Base Rent provided herein shall apply to Base Rent only and shall not include any other costs, charges or expenses payable by Tenant.

“Broker” shall mean Holt Lunsford Commercial, Inc., representing Landlord, and Bradford Commercial Real Estate Services, representing Tenant.

“Building” shall mean that certain building known as Building 2 located at 419 Bank Street, Southlake, Texas 76092, situated on the Land, which is part of the Project and shown on Exhibit B attached hereto.

“Commencement Date” shall mean the earlier of (i) February 1, 2021 or (ii) the date the Leasehold Improvements (as defined below) are “substantially completed” (as defined below) as set forth in the Commencement Letter. The Commencement Date is currently anticipated to occur on the Scheduled Commencement Date (as defined below) and is subject to change as set forth in Article 2.02 hereof.

“Commencement Letter” shall mean the written notice from Landlord to Tenant, which states that the Premises are ready for occupancy by Tenant pursuant to the terms of this Lease and sets forth the date for delivery of possession of the Premises to Tenant.

“Common Area” means all areas situated on or within the Project and made available by Landlord for the common and joint use of Landlord, Tenant, and any others designated by Landlord. Common Area includes without limitation, any areas designated for parking, and all sidewalks, driveways, landscaped areas, corridors, restrooms, and any other areas and facilities, if any, designated by Landlord from time to time as Common Area.

“Environmental Laws” shall mean any applicable law, statute, ordinance, permit, decree, guidance document, rule, regulation or order relating in any manner to the emission, discharge, management, handling transportation or disposal of Hazardous Substances, and/or to health, worker protection, a community’s right to know, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Air Act, the Clean Water Act, the Texas Health and Safety Code, the Texas Natural Resources Code, the Texas Water Code, and regulations promulgated under any of the preceding statutes, as each of the foregoing may be amended from time to time.

“Hazardous Substances” shall mean any substance, material, waste, pollutant, or contaminant that is or could be regulated under any statute, regulations, ordinance, rule, code, judgment, permit, or other similar requirement of any governmental authority, agency or court or that may adversely affect human health or the environment.

“Land” shall mean that certain tract of land shown on Exhibit A attached hereto.

“Landlord” shall mean Southlake Industrial, L.P., a Texas limited partnership.

“Landlord Notice Address” shall mean c/o Holt Lunsford Commercial, 5950 Berkshire Lane, Suite 900, Dallas, Texas 75225.

“Lease” and “Lease Agreement” shall mean this agreement between Landlord and Tenant, and the Exhibits referenced in this Article 1, which are attached to the Lease and incorporated herein for all purposes as if set out in full.

“Lease Term” shall mean the period beginning on the Commencement Date and ending on the last day of the calendar month that is sixty-four (64) full calendar months after the Commencement Date, unless this Lease is terminated early or extended to a later date pursuant to the terms hereof.

“Monthly Expense Estimate” shall mean an amount designated by Landlord from time to time during the Lease Term, equal to 1/12 of the estimated annual cost of Tenant’s Proportionate Share of Operating Expenses, which is approximately $1.95 per square foot per year as of the date hereof.

“Operating Expenses” shall have the meaning set forth in Article 4.01 hereof.

“Permitted Use” shall mean general warehouse, office and distribution, subject to Article 7.01 of this Lease.

“Premises” shall mean that approximately 19,451 square feet of space within Building 2 located at 419 Bank Street, Southlake, Texas 76092, including the exclusive right to use the eight (8) Building loading docks on the exterior of Tenant’s space, more particularly outlined on Exhibit A attached hereto.

“Prime Rate” shall mean shall mean the prime interest rate as announced or published in The Wall Street Journal, or its successor, from time to time, or, in the event The Wall Street Journal does not announce or publish a prime interest rate, the prime interest rate announced or published from time to time by such national publication as may be selected by Landlord.

“Project” shall mean the Land, the Common Area and all improvements situated on the Land, including the buildings known as Building 1, Building 2 and Building 3 with street addresses of 415, 419 and 423 Bank Street, Southlake, Texas 76092.

“Project Rules” shall mean the rights, rules and regulations governing the use and occupancy of the Project, Building and Premises, which Landlord, in Landlord’s sole discretion, may change from time to time during the Lease Term, and which changes become effective upon delivery of a copy to Tenant. Tenant’s use of the Premises and the Common Area shall at all times be subject to the Project Rules set forth on Exhibit C.

“Scheduled Commencement Date” shall mean February 1, 2021.

“Security Deposit” shall mean the amount of $37,335.62 (subject to the provision of Article 3.04).

“Special Provisions” shall have the meaning set forth in Article 15 hereof.

“Tenant” shall mean American Bear Logistics Corp., an Illinois corporation.

“Tenant / Capital Improvements” Tenant accepts the Premises “as is, where is” without representation or warranty, either expressed or implied, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises, except as otherwise expressly stated in Article 2.

“Tenant Notice Address” shall mean The Premises, Attn: Yang Liu, Email: henry.l@americanbearlogistics.com.

“Tenant’s Proportionate Share” shall mean a fraction having as its numerator the floor area of the Premises and as its denominator the total floor area of Building 2 situated within the boundaries of the Project, all as determined by Landlord.

ARTICLE TWO: LEASE AND LEASE TERM

2.01 Lease Grant. Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the non-exclusive right to use the Common Areas, including, but not limited to, the right to use the eight (8) Building loading docks on the exterior of Tenant’s space, subject to all of the terms and conditions of this Lease. Upon the expiration of the Lease Term, Tenant shall immediately surrender the Premises to Landlord.

2.02 Leasehold Improvements. It is hereby acknowledged that Tenant desires that Landlord make certain leasehold improvements to the Premises prior to the Commencement Date as further detailed in the bid dated December 8, 2020 by Fast-Trak Construction, Inc. attached hereto as Exhibit D (the “Leasehold Improvements”). The parties acknowledge that Landlord shall not be obligated to reimburse Tenant or provide an allowance for any costs related to the demolition of any existing improvements or the completion of the Leasehold Improvements. Landlord, at its sole cost and expense will endeavor to complete or cause the completion of the Leasehold Improvements in a commercially reasonable manner on or before the Scheduled Commencement Date. The parties acknowledge that Landlord is not an architect or engineer. Accordingly, Landlord does not guarantee or warrant that the Leasehold Improvements will be free from defects, and Landlord shall have no liability therefor.

2.03.a Delay and Early Possession. After the contractor is selected by Landlord in Landlord’s sole discretion, Landlord shall use commercially reasonable efforts to cause the Leasehold Improvements to the Premises to be substantially completed by the contractor by the Scheduled Commencement Date, subject to city approval and Force Majeure (as defined herein). If Landlord is unable to tender possession of the Premises in such condition to Tenant on the Scheduled Commencement Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant and (d) the Commencement Date shall be delayed until the Premises are delivered to Tenant. Notwithstanding the foregoing, however, if delay is caused or contributed to by Force Majeure, then the Commencement Date shall be extended for the additional time caused by such delay. The Leasehold Improvements shall be considered “substantially completed” upon the date Landlord determines in the exercise of its reasonable judgment that the required Leasehold Improvements have been substantially completed in accordance with Exhibit D. By occupying the Premises or any part thereof, Tenant shall be deemed to have accepted the same as suitable for the purposes herein intended and to have acknowledged that the same comply fully with Landlord’s covenants and obligations.

No earlier than thirty (30) days prior to the Scheduled Commencement Date and without payment of Base Rent and Additional Rent, Tenant shall be allowed following two (2) business days prior written notice to Landlord, early occupancy of the Premises solely for the installation of Tenant’s furniture, fixtures, machinery, equipment and other personal property on the Premises during the final stages of completion of construction provided that: (i) Tenant has furnished to Landlord certificates of insurance evidencing the issuance of insurance as required by Tenant under this Lease; (ii) Tenant has delivered to Landlord a signed copy of this Lease, the Security Deposit and Rent for the first unabated month of the Lease Term (i.e., the fifth (5th) month of the Lease Term); (iii) Tenant has delivered to Landlord copy of a permanent certificate of occupancy (or its equivalent) issued by the governmental entity having jurisdiction therefor with respect to the Premises, permitting Tenant to occupy and use the Premises; and (iv) Tenant does not interfere with the completion of construction or occasion any labor dispute as a result of such installations. Tenant does hereby assume all risk of loss or damage to such equipment, systems and other personal property, and to indemnify, defend and hold harmless Landlord from any loss or damage to such equipment, systems and personal property, and all liability, loss or damage arising from any injury to the property of Landlord, or its contractors, subcontractors or materialmen, and any death or personal injury to any person or persons to the extent arising out of such installations. Any such use of the Premises is also subject to, and Tenant must comply with and observe, all applicable laws and all other terms and conditions of this Lease. In no event may Tenant conduct business in the Premises during such early access period.

2.03.b Effect of Possession. The acceptance of possession of the Premises by Tenant, or Tenant’s occupancy of any portion thereof, shall be deemed conclusively to establish that the Premises and the Leasehold Improvements are suitable for the purposes herein intended. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises or the Property or with respect to the suitability or fitness of either for the conduct of Tenant’s business or for any other purpose.

2.04 Holding Over. If Tenant continues to occupy the Premises after expiration of the Lease Term, such occupancy shall be a tenancy at will, subject to all of the terms, conditions, and covenants of this Lease except that (a) Tenant shall have no right to renew, extend or expand, (b) Base Rent shall be equal to one hundred fifty percent (150%) of the Base Rent then in effect, and (c) all payments of Base Rent and Additional Rent shall be prorated to reflect the number of days Tenant continues to occupy the Premises. Tenant shall pay all costs, expenses and damages incurred by Landlord in connection with such holdover, and shall indemnify Landlord against all claims arising from or relating to such holdover.

ARTICLE THREE: RENT, MONTHLY EXPENSE ESTIMATES AND SECURITY DEPOSIT

3.01 Manner of Payment. All payments of Base Rent and Additional Rent, which collectively constitute rent for purposes of any law relating to bankruptcy, insolvency, reorganization or relief of debtors, shall be made to the Landlord at the Landlord Notice Address, unless such address is changed as provided herein. Tenant’s covenants to pay the Base Rent and the Additional Rent are independent of any other covenant, condition, provision or agreement herein contained. Nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord. Rent shall be payable without deduction, offset, prior notice or demand, in lawful money of the United States. Should Tenant hold over after the expiration of the Lease Term as referenced in Section 2.04 above, Tenant shall be required to hand deliver to Landlord, on or before the first day of any holdover period, at Landlord’s Notice Address shown above, the holdover Base Rent for such period. In the event Tenant is not located in the Dallas/Fort Worth metroplex and cannot hand deliver such holdover Base Rent, Tenant shall be required to, on or before the first day of any holdover period, deliver the holdover Base Rent to Landlord at Landlord’s Notice Address via overnight delivery service with receipt of delivery. Notwithstanding anything in this Lease to the contrary, Tenant agrees and acknowledges that Tenant’s failure to deliver the holdover Base Rent as required herein shall be an automatic Default Event with no notice or demand required whatsoever.

3.02 Time of Payment. Upon execution hereof, Tenant shall pay the Base Rent and Monthly Expense Estimate for the first month of the Lease Term. On or before the first day of the second month of the Lease Term and of each month thereafter, a like monthly installment shall be due and payable, in advance, without off-set, deduction or prior demand. If the Lease Term commences on other than the first day of a calendar month or ends on other than the last day of a calendar month, the Base Rent and Monthly Expense Estimate for such fractional month shall be prorated to reflect the number of days occurring in such month.

3.03 Late Charges. If Landlord does not receive the Base Rent or Additional Rent within three (3) days of the date due or as otherwise set forth in any notice from Landlord to Tenant, Tenant shall pay a late payment charge equal to 5% of such amount. In addition, Tenant shall pay a charge of $35.00 for any check returned or dishonored. Tenant acknowledges that the additional costs and expenses resulting to Landlord from late payments and returned checks are difficult to ascertain precisely and agrees that the foregoing charges represent a fair, reasonable, good faith estimate of the costs Landlord will incur.

3.04 Security Deposit. Upon execution hereof, Tenant shall deliver the Security Deposit to Landlord. Landlord may apply all or part of the Security Deposit to pay any unpaid Base Rent or Additional Rent or to cure any other defaults of Tenant and Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s written request. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. If Tenant is not in default at the expiration of the Lease Term, Landlord will refund the balance of the Security Deposit not used to satisfy Tenant’s obligations to Tenant within fifteen (15) days after Landlord delivers the final year-end statement of Operating Expenses to Tenant.

ARTICLE FOUR: OPERATING EXPENSES

4.01.a Operating Expenses. “Operating Expenses” shall mean all expenses and disbursements of every kind that Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, security, repair, replacement and maintenance of the Project (collectively, the “Project Operations”), including without limitation (a) wages and salaries of all individuals or entities engaged in Project Operations, including taxes, insurance and benefits relating thereto; (b) management fees; (c) the cost of equipment, supplies and materials used in Project Operations; (d) the annual amortization of the cost of all capital improvements made to the Project (including interest) that Landlord reasonably believes will reduce the cost of operating the Project, or are made in order to comply with any law, ordinance or regulation now or hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion in accordance with generally accepted accounting principles, taking into account the useful life of the improvements; (e) the cost of all utilities that are not paid directly to service provider by Tenant, other than the cost of utilities actually reimbursed to Landlord by Tenant and other occupants of the Project; (f) the cost of the insurance carried by Landlord pursuant to Article 5.01 below; (g) all taxes, assessments and governmental charges of any kind and from any source including, without limitation, all taxes attributable to taxable margin levied pursuant to Chapter 171 of the Texas Property Tax Code or any amendment, adjustment or replacement thereof that are based upon, attributable to, or applicable to, in whole or part, the Project, rents received from the Project, or the operation of the Project; and (h) the cost of attorneys, accountants, and consultants that relate directly to the operation of the Project and benefit all occupants of the Project. Operating Expenses shall not include costs related to the sale, leasing, or financing of the Project or costs payable solely by Landlord pursuant to Article 7.02 hereof. If the Project is not fully leased and occupied during any year of the Lease Term, then Operating Expenses for such period shall be adjusted to the amount that would have been incurred, in Landlord’s reasonable estimation, if the Project had been fully leased and occupied for the entire year.

4.01.b Utilities. Tenant shall pay any and all utility cost associated with the Building and/or the Premises directly to the service provider upon occupancy.

4.02 Reconciliation. Landlord makes no guaranty or warranty that the Monthly Expense Estimate will be accurate. Landlord may equitably increase Tenant’s Proportionate Share of Operating Expenses for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with the occupancy of the Project. If the payments of the Monthly Expense Estimates made by Tenant during any year are less than Tenant’s Proportionate Share of Operating Expenses for such year, as increased or adjusted, Tenant shall pay the difference to Landlord within 30 days after demand. If the total of such payments for any year are more than Tenant’s Proportionate Share of Operating Expenses for such year, Landlord shall retain such excess and credit it against Tenant’s Monthly Expense Estimate in the following year. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of the Lease Term.

4.03 Tenant Taxes. Prior to delinquency, Tenant shall pay (a) all taxes levied or assessed against any personal property or fixtures placed in the Premises and (b) any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax measured by or based on the Base Rent, Additional Rent or any services provided pursuant to this Lease. Upon the request of Landlord, Tenant shall deliver to Landlord receipts from the applicable taxing authority to verify payment. If Landlord pays such taxes directly to the applicable taxing authority or the assessed value of the Building or Project is increased by the inclusion of any personal property or fixtures placed in the Premises, then Tenant shall pay Landlord the amount of such taxes paid directly, or the tax attributable to such increased valuation, within fifteen (15) days after written notice from Landlord requesting payment.

ARTICLE FIVE: INSURANCE

5.01 Landlord’s Insurance. During the Lease Term, Landlord shall procure and maintain commercial property insurance, commercial general liability insurance and other insurance in such types and amounts as required, in Landlord’s commercially reasonable opinion, for the operation of the Project.. If (1) any operation or activity at the Premises or (2) the storage or use of any materials on the Premises causes an increase in the premiums of any insurance policy carried by Landlord, Tenant shall pay such increased amount to Landlord within fifteen (15) days after written notice from Landlord.

5.02 Tenant’s Insurance. During the Lease Term, Tenant shall maintain (a) cause of loss – special form property insurance, ISO Form CP 1030 (or comparable coverage by whatever name denominated), covering all alterations, additions, or improvements to the Premises made after the Commencement Date, and all trade fixtures, office supplies, office furniture and equipment, and all personal property located on the Premises, in an amount equal to full replacement cost, (b) commercial general liability insurance covering the Premises and Tenant’s use thereof on ISO Form CG 0001 (or comparable coverage by whatever name denominated), insuring against claims for personal or bodily injury or death or property damage (including contractual indemnity and liability coverage without contractual exclusion) occurring upon, in or about the Premises, affording protection to the limit of not less than $1,000,000 per occurrence for bodily injury and property damage, $1,000,000 per occurrence for personal or advertising injury, and $2,000,000 for general aggregate liability (c) motor vehicle liability insurance with coverage for all owned, non-owned, and hired vehicles with combined single limits of not less than $2,000,000 per occurrence, (d) business income and extra expense coverage in an amount not less than six months of income and ongoing expenses and including an endorsement to cover losses arising from interruption of utilities outside of the Premises, (e) if requested in writing by Landlord based upon its reasonable assessment of the risk of liability arising out of Tenant’s activities or proposed activities on or about the Premises, environmental liability insurance covering the cost of investigation, response or remediation related to Hazardous Substances disposed of or released on, under, or about the Building and the Premises by Tenant in the amount of One Million Dollars ($1,000,000) per occurrence, and (f) such other insurance and such other coverage as Landlord shall deem appropriate. Tenant’s policies (1) must contain an endorsement that Tenant’s insurance is primary, with the policies of Landlord being excess, secondary and noncontributing, (2) must be issued by and binding upon an insurance company licensed to do business in the state in which the Land is located having a Best’s Rating of A- or better and a Best’s Financial Size Category of VII or better, (3) shall name Landlord and any individuals, entities or firms involved with, or having a lien upon, the Premises, the Land, the Building and/or the Project (the “Protected Parties”), which Landlord may designate from time to time by delivering written notice thereof to Tenant, as an additional insured and must not exclude coverage for the sole or contributory ordinary negligence of Landlord, and (4) require thirty (30) days advance written notice to Landlord prior to cancellation. Tenant shall deliver such certificates, documents or other instruments of proof requested by Landlord, evidencing such coverage (i) prior to the Commencement Date, (ii) at least fifteen (15) days prior to the expiration of such policies, and (iii) within fifteen (15) days after written request of Landlord; provided, further, that Accord Form 25 Certificates of Liability shall be used for liability coverage and Accord Form 28 Evidence of Property Insurance shall be used for property coverage.

5.03 Waiver of Subrogation. LANDLORD AND TENANT COVENANT AND AGREE THAT ALL INSURANCE CARRIED BY EITHER LANDLORD OR TENANT SHALL PROVIDE FOR A WAIVER OF RIGHTS OF SUBROGATION AGAINST LANDLORD AND TENANT ON THE PART OF THE INSURANCE CARRIER, UNLESS SUCH WAIVERS ARE PROHIBITED BY THE LAWS AND REGULATIONS OF THE STATE IN WHICH THE LAND IS LOCATED. UNLESS THE WAIVERS ARE NOT OBTAINABLE FOR THE REASONS DESCRIBED IN THE PRECEDING SENTENCE, LANDLORD WAIVES ANY AND ALL RIGHTS OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION AGAINST TENANT AND ANY OFFICER, DIRECTOR, OWNER, PARTNER, EMPLOYEE, AGENT, INVITEE, LICENSEE, CONTRACTOR, PROPERTY MANAGER, OR BROKER OF TENANT (COLLECTIVELY, THE “TENANT PARTIES”) AND TENANT WAIVES ANY AND ALL RIGHTS OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OR ACTION AGAINST LANDLORD, THE PROTECTED PARTIES AND ANY OFFICER, DIRECTOR, OWNER, PARTNER, EMPLOYEE, AGENT, INVITEE, LICENSEE, VISITOR, CONTRACTOR, PROPERTY MANAGER, OR BROKER OF LANDLORD OR THE PROTECTED PARTIES (COLLECTIVELY, THE “LANDLORD PARTIES”), FOR ANY LOSS OR DAMAGE TO PROPERTY OR ANY INJURIES TO OR DEATH OF ANY PERSON WHICH IS COVERED OR WOULD HAVE BEEN COVERED UNDER THE INSURANCE POLICIES REQUIRED UNDER THIS LEASE. THE FOREGOING RELEASE WILL NOT APPLY TO LOSSES OR DAMAGES IN EXCESS OF ACTUAL OR REQUIRED POLICY LIMITS (WHICHEVER IS GREATER) NOR TO ANY DEDUCTIBLE (UP TO A MAXIMUM OF $10,000) APPLICABLE UNDER ANY POLICY OBTAINED BY THE WAIVING PARTY. THE FAILURE OF EITHER PARTY (THE “DEFAULTING PARTY”) TO TAKE OUT OR MAINTAIN ANY INSURANCE POLICY REQUIRED UNDER THIS LEASE WILL BE A DEFENSE TO ANY CLAIM ASSERTED BY THE DEFAULTING PARTY AGAINST THE OTHER PARTY HERETO BY REASON OF ANY LOSS SUSTAINED BY THE DEFAULTING PARTY THAT WOULD HAVE BEEN COVERED BY ANY SUCH REQUIRED POLICY. THE WAIVERS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE WILL BE IN ADDITION TO, AND NOT IN SUBSTITUTION FOR, ANY OTHER WAIVERS, INDEMNITIES, OR EXCLUSIONS OF LIABILITIES SET FORTH IN THIS LEASE.

ARTICLE SIX: WAIVERS AND INDEMNIFICATION

6.01 Indemnification and Waiver. TENANT KNOWINGLY AND VOLUNTARILY WAIVES AND RELEASES (COLLECTIVELY, THE “WAIVERS”) THE LANDLORD PARTIES AND HEREBY AGREES TO INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS (COLLECTIVELY, THE “INDEMNIFICATION OBLIGATIONS”) THE LANDLORD PARTIES, THEIR SUCCESSORS AND ASSIGNS, FROM AND AGAINST, ANY AND ALL FINES, SUITS, LITIGATION, LOSSES, COSTS, LIABILITIES, CLAIMS, DEMANDS, OBLIGATIONS, INJURIES, PENALTIES, DISBURSEMENTS, CHARGES, ASSESSMENTS, SETTLEMENT PAYMENTS, DAMAGES (INCLUDING ACTUAL, CONSEQUENTIAL AND PUNITIVE), ACTIONS OR CAUSES OF ACTION (WHETHER IN TORT, CONTRACT, OR UNDER A THEORY OF STRICT LIABILITY, OR WHETHER IN LAW, EQUITY, STATUTORY OR OTHERWISE), LIENS, JUDGMENTS AND EXPENSES (INCLUDING LEGAL COSTS AS DEFINED IN THE FOLLOWING PARAGRAPH 6.02) OF EVERY KIND OR CHARACTER, FORESEEABLE AND UNFORESEEABLE, ARISING OR ALLEGED TO ARISE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CONNECTION WITH, RELATING TO, OR RESULTING FROM (INDIVIDUALLY, A “CLAIM”, AND COLLECTIVELY, THE “CLAIMS”) (A) ANY BREACH, VIOLATION OR NON-PERFORMANCE OF ANY TERM, PROVISION, COVENANT, AGREEMENT OR CONDITION ON THE PART OF ANY OF THE TENANT PARTIES, (B) ANY HARM TO, IMPAIRMENT OR LOSS OF, OR IMPAIRMENT OR LOSS OF USE OF, PROPERTY, INCLUDING INCOME SUFFERED BY ANY INDIVIDUAL OR ENTITY INSIDE THE PREMISES OR CAUSED OR SUFFERED BY ANY OF THE TENANT PARTIES OUTSIDE THE PREMISES, (C) HARM TO (INCLUDING SICKNESS OR DISEASE) OR DEATH OF A PERSON INSIDE THE PREMISES OR CAUSED OR SUFFERED BY ANY OF THE TENANT PARTIES OUTSIDE THE PREMISES, AND/OR (D) “PERSONAL AND ADVERTISING INJURY,” AS SUCH TERM IS DEFINED IN ISO FORM CG 0001 1001.

6.02 Independent Covenants. THE WAIVERS AND INDEMNIFICATION OBLIGATIONS (A) ARE INDEPENDENT OF, AND WILL NOT BE LIMITED BY, EACH OTHER OR ANY INSURANCE OBLIGATIONS IN THIS LEASE (WHETHER OR NOT COMPLIED WITH) OR COMPARATIVE NEGLIGENCE STATUTES OR PRINCIPLES OR DAMAGES OR BENEFITS PAYABLE UNDER WORKERS’ COMPENSATION OR OTHER EMPLOYEE BENEFIT ACTS, (B) WILL SURVIVE EXPIRATION OF THE LEASE TERM UNTIL ALL CLAIMS ARE FULLY AND FINALLY BARRED BY ALL APPLICABLE LAWS, RULES, REGULATIONS AND STATUTES, AND (C) WILL BE ENFORCED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW FOR THE BENEFIT OF THE LANDLORD PARTIES, EVEN IF A CLAIM IS CAUSED BY THE ACTIVE OR PASSIVE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF ONE OR MORE OF THE LANDLORD PARTIES (THE “INDEMNITY BENEFICIARY”), AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT OR STRICT LIABILITY IS IMPOSED UPON OR ALLEGED AGAINST THE INDEMNITY BENEFICIARY, BUT WILL NOT BE ENFORCED TO THE EXTENT THAT A COURT OF COMPETENT JURISDICTION HOLDS IN A FINAL JUDGMENT THAT A CLAIM IS CAUSED BY THE WILLFUL MISCONDUCT, SOLE NEGLIGENCE OR GROSS NEGLIGENCE OF THE INDEMNITY BENEFICIARY. THE OBLIGATION OF TENANT TO DEFEND THE LANDLORD PARTIES SET FORTH IN THE PRECEDING ARTICLE 6.01 MEANS THAT TENANT SHALL OPPOSE A CLAIM ON BEHALF OF THE INDEMNITY BENEFICIARY, IN LITIGATION, ARBITRATION, MEDIATION OR OTHER PROCEEDING WITH COUNSEL REASONABLY ACCEPTABLE TO THE INDEMNITY BENEFICIARY AND PAY ALL COSTS ASSOCIATED WITH THE PREPARATION OR PROSECUTION OF SUCH DEFENSE, INCLUDING WITHOUT LIMITATION ALL COURT COSTS, ATTORNEYS’ FEES, EXPERTS’ FEES OR OTHER EXPENSES INCURRED IN INVESTIGATING, PREPARING, PROSECUTING OR SETTLING ANY LEGAL ACTION OR PROCEEDING, OR ARBITRATION, MEDIATION, OR OTHER METHOD OF ALTERNATIVE DISPUTE RESOLUTION (COLLECTIVELY, THE “LEGAL COSTS”), ALL OF WHICH COSTS SHALL BE A DEMAND OBLIGATION OWING BY TENANT TO THE INDEMNITY BENEFICIARY.

6.03 Property Code Waiver. TENANT HEREBY WAIVES ANY STATUTORY RIGHTS APPLICABLE UNDER SECTIONS 91.004 AND 93.002 OF THE TEXAS PROPERTY CODE. LANDLORD AND TENANT HEREBY EACH ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWLEDGEABLE AND EXPERIENCED IN COMMERCIAL TRANSACTIONS AND FURTHER HEREBY ACKNOWLEDGE AND AGREE THAT THE LEASE PROVISIONS FOR DETERMINING CHARGES, AMOUNTS AND ADDITIONAL RENT PAYABLE BY TENANT ARE COMMERCIALLY REASONABLE AND VALID EVEN THOUGH SUCH METHODS MAY NOT STATE PRECISE MATHEMATICAL FORMULAE FOR DETERMINING SUCH CHARGES. ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS TO WHICH TENANT MAY BE ENTITLED UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS SAME MAY BE HEREAFTER AMENDED OR SUCCEEDED.

6.04 Waiver of Implied Warranties and Acceptance of Condition. TENANT ACKNOWLEDGES THAT (A) IT HAS INSPECTED THE PREMISES AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE (INCLUDING ANY AGREEMENT TO CONSTRUCT IMPROVEMENTS TO THE PREMISES), TENANT ACCEPTS THE PREMISES IN AN “AS IS, WHERE IS” CONDITION, (B) THE PREMISES, THE BUILDING AND ANY IMPROVEMENTS (INCLUDING THE LEASEHOLD IMPROVEMENTS) COMPRISING THE SAME ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED, (C) NO REPRESENTATIONS AS TO THE REPAIR OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES HAVE BEEN MADE BY LANDLORD (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE), AND (D) NEITHER LANDLORD NOR ANY OF THE LANDLORD PARTIES HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE (COLLECTIVELY, THE “DISCLAIMED WARRANTIES”) WITH REGARD TO THE LEASEHOLD IMPROVEMENTS, THE PREMISES, THE BUILDING, OR THE PROJECT. TENANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE DISCLAIMED WARRANTIES WITH REGARD TO THE PREMISES, THE BUILDING AND THE PROJECT AND AGREES THAT ITS OBLIGATIONS HEREUNDER ARE NOT CONDITIONED OR CONTINGENT UPON RECEIPT OF A CERTIFICATE OF OCCUPANCY. WITHOUT LIMITING THE FOREGOING, LANDLORD WILL NOT BE RESPONSIBLE FOR ANY FAILURE OF THE LEASEHOLD IMPROVEMENTS. LANDLORD IS NOT ACTING AS A CONTRACTOR AND IS NOT GUARANTEEING THE LEASEHOLD IMPROVEMENTS.

6.05 Waiver of Right to Protest. TENANT HEREBY WAIVES ANY AND ALL RIGHTS UNDER SECTION 41.413 AND 42.015 OF THE TEXAS PROPERTY TAX CODE GRANTING TO TENANT THE RIGHT TO CONTEST APPRAISED VALUES, OR TO RECEIVE NOTICE OF REAPPRAISED VALUES, ON ALL OR ANY PORTION OF THE PROJECT IRRESPECTIVE OF WHETHER LANDLORD HAS ELECTED TO CONTEST SAME. TO THE EXTENT SUCH WAIVER IS PROHIBITED BY APPLICABLE LAW, TENANT HEREBY APPOINTS LANDLORD AS TENANT’S ATTORNEY IN FACT, COUPLED WITH AN INTEREST, TO APPEAR AND TAKE ALL ACTIONS ON BEHALF OF TENANT WHICH TENANT MAY HAVE UNDER SAID SECTION OF THE CODE WITH RESPECT TO THE PROJECT, BUT NOT WITH RESPECT TO TENANT’S PERSONAL PROPERTY LOCATED WITHIN THE PREMISES.

ARTICLE SEVEN: MAINTENANCE, USE, REPAIR AND ALTERATIONS

7.01 Permitted Use. Tenant may use the Premises only for the Permitted Use. The Premises must not be used for any other purpose without the prior consent of Landlord. If Tenant pays the Base Rent and Additional Rent, and otherwise complies with all other terms, conditions and covenants of this Lease, Tenant may occupy and enjoy the Premises for the Lease Term. Tenant, at its sole cost and expense, shall comply with the Project Rules, all deed restrictions, restrictive covenants and encumbrances of record affecting the Premises and all zoning requirements, governmental laws, ordinances, orders, rules and regulations now in effect or enacted subsequent to the date hereof by state, federal, municipal or other agencies or bodies having jurisdiction over Tenant, the use of the Premises, the conduct of the business operated by Tenant at the Premises, the construction or installation of any improvements to the Premises, and the appearance of the Premises and all matters of record and any regulations pursuant thereto affecting the Building or Project. Tenant shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon, or connected with the Premises, all at Tenant’s sole expense. Tenant (i) shall not permit or cause any party to bring any Hazardous Substances upon the Premises or transport, store, use, generate, manufacture, dispose or release any Hazardous Substances on or from the Premises except in a manner and quantity necessary for the ordinary performance of Tenant’s business; and (ii) shall comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Substances by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against any losses, claims, demands, actions, suits, damages, expenses and costs which are brought or recoverable against Landlord as a result of any release of Hazardous Substances by Tenant or any Tenant Parties. Notwithstanding anything set forth herein to the contrary, in no way does Landlord warrant or represent, either expressly or impliedly, that Tenant’s use of the Premises is in accordance with applicable codes or ordinances of the municipality within which the Building is located.

7.02 Landlord Maintenance, Repair, and Operation Obligations. Landlord shall maintain, at Landlord’s expense (i.e., not as part of Operating Expenses), only the full roof replacement, structural soundness of the foundation, and structural soundness of the exterior walls of the building of which the Premises are a part in good repair, reasonable wear and tear and casualty losses and damages caused by Tenant excluded (collectively, the “Landlord Repairs”). The term “walls” as used in this ARTICLE 7.02 shall not include windows, glass or plate glass, doors or overhead doors, special store fronts, dock bumpers, dock plates or levelers, or office entries. Furthermore, Landlord, as part of Operating Expenses, shall maintain the Project (other than leased premises and the obligations of other tenants of the Project) in good repair and condition. Tenant shall immediately give Landlord written notice of any repair required by Landlord pursuant to this ARTICLE 7.02. Landlord shall not be obligated to make the Landlord Repairs until a reasonable time after receipt of written notice from Tenant of the need for such repairs. Tenant, at Tenant’s sole cost and expense, shall promptly remove Tenant’s fixtures, inventory, equipment and other Premises, to the extent required by Landlord, to enable Landlord to make the Landlord Repairs. Landlord’s liability hereunder shall be limited to the cost of such repairs or corrections. This Is A Net Lease And, Except As Set Forth In This Article 7.02, Landlord Has No Obligation To Repair Or Maintain The Premises, Building Or Project.

7.03 Tenant Maintenance, Repair, and Operation Obligations. Tenant shall pay the initial connection charges for any utilities serving the Premises as well as the ongoing charges for the use of such utilities, including without limitation, gas, water and electricity. Except as set forth in Article 7.02 above, Tenant, at its own cost and expense, shall (a) maintain all parts of the Premises in good condition, ordinary wear and tear excepted, (b) promptly repair, paint, and/or replace any portion of the Premises or the Building that is changed, altered or damaged as a result of any approved or unapproved installation, placement, application or attachment, (c) promptly make all necessary repairs and replacements to the Premises and the exterior doors; electrical system; plumbing; any fire protection sprinkler system; any heating, ventilation and air conditioning equipment; and any other mechanical systems and components that are contained in, or provide service to, the Premises (collectively, the “Premises Systems”), all in a good and workmanlike manner, and (d) enter into a preventive maintenance contract with a maintenance contractor reasonably acceptable to Landlord, which provides for periodical maintenance and servicing of the Premises Systems during the Lease Term, as recommended by the respective manufacturers of the Premises Systems, or required by Landlord. If Tenant fails to provide Landlord with a copy of such contract within ten (10) days after the Commencement Date, Landlord may enter into such a contract on Tenant’s behalf, the cost of which shall be paid by Tenant upon written demand.

7.04 Alterations and Signs. Tenant shall not create any openings in the roof or exterior walls of the Building or Premises. Without the prior written consent of Landlord, Tenant shall not (a) install, place, attach or affix to the Premises, the roof or the exterior walls of the Building, any exterior lights, decorations, balloons, flags, pennants, banners, blinds, draperies, window treatments, bars or security installations, painting, signs, or door lettering, decals, stickers, placards, decorations or advertising media of any type that can be viewed from the exterior of the Premises or the Building or (b) make any alterations, additions or improvements to the Premises. Landlord shall not unreasonably withhold consent to the any alterations, additions or improvements to the interior of the Premises or the installation or attachment of shelves, bins, machinery, trade fixtures, air conditioning or heating equipment to the interior of the Premises; provided that Tenant pays all costs incurred or arising in connection therewith and complies with all applicable governmental laws, ordinances and regulations. Tenant shall not permit a mechanic’s or materialman’s lien to be asserted against the Premises. Upon request by Landlord, Tenant shall deliver to Landlord proof of payment reasonably satisfactory to Landlord of all costs incurred or arising out of any such alterations, additions or improvements.

7.05 Landlord’s Access. Landlord and any of the Landlord Parties shall have the right, during normal business hours, to enter the Premises (a) to inspect the general condition and state of repair thereof, (b) to make repairs required or permitted under this Lease, (c) to show the property to any prospective tenant or purchaser or (d) for any other reasonable purpose. During the final 150 days of the Lease Term, Landlord and any of the Landlord Parties shall have the right to erect and maintain on or about the Premises customary signs advertising the Premises for lease or sale.

7.06 Condition at Termination or Vacation. Upon the earlier to occur of (a) vacation of the Premises by Tenant or (b) expiration of the Lease Term, unless otherwise set forth herein, Tenant shall deliver the Premises to Landlord, broom clean and in the same condition that existed on the Commencement Date, ordinary wear and tear excepted, with the Premises Systems in good operating condition, and at Landlord’s option, Tenant shall remove all exterior signs and any or all alterations, improvements, and fixtures installed, attached, erected or constructed after the Commencement Date. Provided that Tenant is not in default under this Lease, Tenant shall have the right to remove any of the remaining items, except that without Landlord’s written consent, Tenant shall not remove any of the Premises Systems; any lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; fencing; or security gates. At the time of removal, Tenant shall repair in a good and workmanlike manner any damage caused by the original installation, erection, or construction of such items, and/or the removal thereof. All alterations, additions and improvements that are not removed shall be deemed to have been abandoned by Tenant and Landlord may take possession and ownership of such abandoned property by delivering written notice thereof to Tenant.

ARTICLE EIGHT: FIRE AND CASUALTY

8.01 Damage. Tenant immediately shall give prompt written notice to Landlord if the Premises or Building are damaged or destroyed by fire or other casualty. If (a) the Premises or Building should be totally destroyed, (b) the Premises or the Building are so damaged that in Landlord’s estimation, rebuilding or repairs cannot be completed within one hundred twenty (120) days after the date Landlord receives written notice from Tenant of such damage, (c) the cost of rebuilding or repairs would exceed twenty five percent (25%) of the replacement value of the Building (d) damage or destruction to the Premises or the Building occurs within the last eighteen (18) months of the Lease, (e) any Mortgagee (as defined below) requires that insurance proceeds be applied to reduce or retire the indebtedness secured by the Mortgage (hereinafter defined), (f) the casualty is not covered by the insurance required to be carried by Landlord pursuant to this Lease, or (g) Landlord determines that insurance proceeds will be insufficient to restore the Building, then in any such case Landlord may terminate this Lease by delivering written notice to Tenant, in which event the rights and obligations of Landlord and Tenant hereunder shall cease and terminate; provided that any liabilities of Tenant which accrued prior to termination of this Lease shall survive same. In connection with any repair or reconstruction to the Premises arising from or necessitated by fire or the casualty which is covered by the insurance carried by Landlord, Tenant shall pay to Landlord Tenant’s Proportionate Share of the amount of any deductible of such insurance upon demand, as Additional Rent.

8.02 Rebuilding. If Landlord fails to terminate this Lease in accordance with the foregoing Article 8.01, Landlord will commence to restore the Building and the Premises to substantially the condition that existed prior to the occurrence of such casualty, subject to (a) modifications required by zoning and building codes and other applicable laws, (b) modifications required by any Mortgagee, and (c) provided that access to the Premises or the Building is not materially impaired, any modifications to the parking, landscaping and open areas surrounding the Building deemed desirable by Landlord. Landlord shall not be required to rebuild, repair or replace any part of Tenant’s removable partitions, furniture, fixtures, and equipment, or any alterations or improvements made to the Premises after the Commencement Date, and will not be required to spend an amount in excess of the insurance proceeds (plus the deductible amount) actually received by Landlord due to the casualty. Landlord will not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from the casualty or its repair. Tenant Acknowledges That It Has Been Advised That If The Premises Or Building Are Damaged Or Destroyed By Fire Or Other Casualty There Will Be No Abatement Of Base Rent Or Additional Rent And That Tenant Should Obtain Insurance To Provide For Such Payments.

ARTICLE NINE: CONDEMNATION

If, during the term of this Lease or any extension or renewal thereof, all or a substantial part of the Premises should be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or should be sold to the condemning authority under threat of condemnation, this Lease shall terminate and rent shall be abated during the unexpired portion of this Lease, effective from the date of taking of the Premises by the condemning authority. If less than a substantial part of the Premises is taken for public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, Landlord, at its option, may by written notice terminate this Lease or shall forthwith at its sole expense restore and reconstruct the Premises to the extent possible (other than leasehold improvements made by Tenant or any assignee, subtenant or other occupant of the Premises) to make the same reasonably tenantable and suitable for the Permitted Use. The Base Rent during the unexpired portion of the Lease Term shall be adjusted equitably. Tenant hereby waives any interest in, and assigns to Landlord any compensation awarded in connection with, or as a result of any of the foregoing proceedings, all of which shall be the property of Landlord. Landlord shall have no interest in any award made to Tenant pursuant to a separate claim, and specifically denominated by the condemning authority as compensation to Tenant for relocation expenses, loss of business or goodwill or for the taking of Tenant’s fixtures and any improvements constructed on the Premises after the Commencement Date.

ARTICLE TEN: ASSIGNMENT AND SUBLETTING

Tenant shall not sublet all or part of the Premises or assign, transfer, mortgage, pledge or encumber this Lease or any interest therein, without the prior written consent of Landlord, which shall not be unreasonably withheld. Any attempt by Tenant to sublease all or part of the Premises or to assign, transfer or encumber this Lease shall (a) be void and (b) not relieve Tenant from the further performance of its obligations hereunder. Tenant hereby assigns, transfers and conveys to Landlord all amounts received by Tenant (whether denominated as rent or otherwise) pursuant to or in connection with, any such actual or attempted assignment or sublease, whether consented to by Landlord or mandated by judicial intervention, including without limitation any amounts in excess of the Base Rent, and Tenant agrees to deliver to Landlord such amounts within ten (10) days after receipt. Landlord may collect any such amounts directly from such assignee, subtenant or transferee and apply the same against the Base Rent and Additional Rent due Landlord hereunder. No such collection shall constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable thereunder. The subtenant or subtenants or assignee shall agree in a form satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly after execution an executed copy of each such sublease or assignment and an agreement of compliance by each such subtenant or assignee. Consent by Landlord to any assignment of this Lease or to any subletting of the Premises shall not be a waiver of Landlord’s rights under this Article 10 as to any subsequent assignment or subletting.

ARTICLE ELEVEN: DEFAULT AND REMEDIES

11.01 Default. The occurrence of any one or more of the following events, each of which is deemed to be material, shall constitute a default on the part of Tenant under this Lease (“Default Event”):

(a) Tenant shall fail to (1) pay any installment of the Base Rent or Additional Rent on the date that same is due, (2) restore the Security Deposit to its full amount as required by Article 3.04 hereof, and/or (3) comply with any term, condition or covenant of this Lease, other than those pertaining to payment of Base Rent or Additional Rent, and such failure shall not be cured within thirty (30) days after written notice thereof to Tenant;

(b) Tenant or any guarantor (collectively, the “Obligors”) of Tenant’s Lease obligations shall be unable to pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors;

(c) The commencement by or against the Obligors of any action, case or proceeding seeking reorganization, adjustment, liquidation, dissolution or the like, of the Obligors’ debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for the Obligors or for all or any substantial part of the Obligors’ property;

(d) Tenant shall (1) vacate, abandon or commence to vacate or abandon all or a substantial portion of the Premises or (2) fails to continuously operate its business at the Premises for the Permitted Use for a period of five (5) or more continuous days; or

(e) If Tenant is not an individual, a transfer or series of related transfers of the equity or beneficial ownership interests in Tenant or any direct or indirect owners of Tenant that results in a change, directly or indirectly, in the right or power to direct or cause the direction of the management or policies of Tenant, unless the shares or other instruments evidencing the equity or beneficial ownership of Tenant are listed on a nationally recognized security exchange or over-the-counter market.

11.02 Remedies. Upon the occurrence of a Default Event, Landlord, without further notice or demand and using lawful force if necessary or appropriate, shall be entitled to (a) terminate this Lease or any of Tenant’s rights under this Lease, with or without reentering or repossessing the Premises; (b) terminate Tenant’s right to occupy all or any part of the Premises, without terminating this Lease, and with or without reentering or repossessing the Premises; (c) change or pick the locks, access codes, or other access control devices, and take any other self-help or judicial action to exclude Tenant and other occupants from the Premises; (d) remove and store any property on the Premises; (e) enter upon the Premises without terminating this Lease or repossessing the Premises and do whatever Tenant is obligated to do under the terms of this Lease; (f) without terminating this Lease, enter upon the Premises to clean, repair, remodel and make such alterations and improvements as may be necessary in order to relet the Premises; (g) withhold or suspend any payment that this Lease would otherwise require Landlord to make; (h) recover Base Rent, Additional Rent and Default Costs (hereinafter defined); (i) charge interest on any amount not paid when due from the due date through the date of its payment at the Default Rate, which is the lesser of 18% per annum or the highest rate permitted by applicable law; and/or (j) exercise all other remedies available to Landlord at law or in equity, including, without limitation, injunctive and other extraordinary remedies. In the event Landlord elects to exercise the remedy listed in Article 11.02(c) as contained herein, Landlord or its agent shall place a written notice on Tenant’s front door stating the name and address or telephone number of the individual from whom a new key may be obtained and that such key may only be obtained during the hours stated. Landlord shall, however, have absolutely no obligation to furnish a new key unless and until Tenant (i) cures all existing defaults; and (ii) delivers to Landlord a sum of money determined by Landlord in its sole discretion which shall be added to and become a part of the Security Deposit of Tenant hereunder. Landlord and Tenant intend that the foregoing remedy expressly supersedes any conflicting provisions contained in Section 93.002 of the Texas Property Code, or any successor statute.

11.03 Cumulative. The remedies listed in Article 11.02(a) - Article 11.02(j) are cumulative and not exclusive. Pursuit of any one of the foregoing remedies shall not preclude pursuit of any of the other remedies, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, conditions and covenants of this Lease. Actions to collect amounts due by Tenant to Landlord under this subparagraph may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Lease Term. Unless Landlord delivers a signed, written notice thereof to Tenant, no act or omission by Landlord or any of the Landlord Parties, including without limitation, (a) accepting keys to the Premises delivered by, or on behalf of, Tenant, (b) accepting payments of any amounts owed under this Lease, (c) entry or re-entry into the Premises, (d) repossession of the Premises, (e) filing a forcible detainer action, or (f) reletting the Premises, will constitute Landlord’s acceptance of surrender of the Premises, termination of this Lease, or an actual or constructive eviction of Tenant.

11.04 Default Waivers. NONE OF THE LANDLORD PARTIES WILL BE LIABLE FOR ANY DAMAGES CLAIMED BY ANY OF THE TENANT PARTIES ARISING FROM ANY ACT OR OMISSION OF ANY OF THE LANDLORD PARTIES IN THE EXERCISE OF ANY RIGHT OR REMEDY FOR TENANT’S DEFAULT UNDER THIS LEASE, INCLUDING WITHOUT LIMITATION, CLAIMS ARISING FROM ANY OF THE LANDLORD PARTIES OWN NEGLIGENCE. TO THE FULLEST EXTENT PERMITTED BY LAW, TENANT, AFTER CONSULTATION WITH COUNSEL OF ITS OWN CHOOSING, WAIVES ALL NOTICES AND DEMANDS (INCLUDING, WITHOUT LIMITATION, NOTICE OF BREACH OR DEFAULT, NOTICE OF NON-PAYMENT OR NON-PERFORMANCE, DEMAND FOR PAYMENT OR PERFORMANCE, DEMAND FOR POSSESSION, NOTICE OF ANY CHANGE IN LOCKS OR ACCESS CONTROL DEVICES, REENTRY, OR REPOSSESSION, AND NOTICE TO VACATE), EXCEPT FOR THOSE NOTICES AND DEMANDS EXPRESSLY REQUIRED IN THIS LEASE.

11.05 Liability for Default.

(a) “Default Costs” shall mean all actual, incidental, and consequential damages, court costs, interest, and attorneys’ fees arising from a Default Event, including without limitation, (1) the cost of recovering possession of the Premises, (2) the cost of removing and storing Tenant’s or other occupant’s property, (3) any brokerage fees incurred by Landlord in connection with any reletting of the whole or any part of the Premises to a new occupant or occupants, (4) the unamortized portion of any brokerage fees incurred by Landlord in connection with the execution of this Lease, (5) the costs of cleaning, decorating, repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new occupant or occupants, (6) the costs of collecting any Base Rent and Additional Rent owed by Tenant or a new occupant of the Premises, (7) the cost of performing any obligation of Tenant under the Lease, plus 15% of the cost incurred as a reasonable administrative fee to compensate Landlord for the time, expense, and inconvenience involved in performing such obligations (8) the unamortized portion of any improvements to the Premises made by Landlord pursuant to this Lease, and (9) any other expense, loss or cost incurred by Landlord as a result of, or arising from, Tenant’s breach of the Lease or Landlord’s enforcing or defending its rights and remedies for such breach.

(b) “Liquidated Costs” shall mean the following costs, expenses, charges and fees arising from a Default Event: (1) The cost of recovering possession of the Premises, (2) The cost of removing and storing Tenant’s or other occupant’s property, (3) The costs of collecting any Base Rent and Additional Rent owed by Tenant, (4) The cost of performing any obligation of Tenant under the Lease, and (5) All actual, court costs, interest, and attorneys’ fees incurred by Landlord in connection with the foregoing.

(c) “Fair Market Deficiency Rent” shall mean the total sum that a willing, comparable, tenant would pay, and a willing landlord would accept in an arm’s length transaction, for comparable space in a building of substantially equivalent quality, size, condition, and location giving appropriate consideration to (1) concessions then available in the market place, (2) the operating expenses and real estate taxes, (3) the remaining length of the Lease Term calculated as if it expired on the date originally set forth herein, (4) the expected time the property would remain vacant before occupancy, and (5) any other generally applicable terms and conditions of tenancy for the property in question. Fair Market Deficiency Rent shall be determined by an independent MAI appraiser selected by Landlord and shall be binding on both Landlord and Tenant.

(d) If Landlord has repossessed the Premises without terminating the Lease and relet (whether one or more, the “Substitute Lease”) all or part the Premises:

(1) “Substitute Deficiency” shall mean the positive amount, if any, of (i) the sum of all Base Rent and Additional Rent due during the period that the Lease Term and term of the Substitute Lease are coterminous, less (ii) the total amounts that Landlord actually receives from any tenant under the Substitute Lease during the same period.

(2) Tenant shall be liable for and shall pay Landlord the sum of (i) the Default Costs, (ii) all Base Rent and Additional Rent owed to Landlord hereunder accrued to the date of such repossession, (iii) the present value (discounted at 6% simple annual interest) of the Substitute Deficiency, if any, (iv) the present value (discounted at 6% simple annual interest) of the Fair Market Deficiency Rent of that part of Premises subject to a Substitute Lease for any period beginning the first day following the term of the Substitute Lease and ending on the last day of the Lease Term, calculated as if the Lease Term expired on the date originally set forth herein, and (v) the present value (discounted at 6% simple annual interest) of the Fair Market Deficiency Rent of that part of Premises not subject to a Substitute Lease for any period beginning on the date of repossession by Landlord and ending on the last day of the Lease Term, calculated as if the Lease Term expired on the date originally set forth herein.

(e) If Landlord, with or without repossessing the Premises, does not terminate this Lease, then at Landlord’s option, Tenant shall be liable for and shall pay Landlord the sum of (i) the Default Costs, (ii) all Base Rent and Additional Rent owed to Landlord hereunder accrued to the date of the Default Event, and (iii) the present value (discounted at 6% simple annual interest) of the Fair Market Deficiency Rent of the Premises for the period beginning on the date of a Default Event, and ending on the last day of the Lease Term, calculated as if the Lease Term expired on the date originally set forth herein.

(f) If Landlord terminates this Lease, at Landlord’s option, Tenant shall be liable for and shall pay to Landlord, the sum of all Base Rent and Additional Rent owed to Landlord hereunder accrued to the date of such termination, plus, as liquidated damages, an amount equal to the sum of (1) the Liquidated Costs, and (2) the present value of (i) the total Base Rent and Additional Rent owed hereunder for the remaining portion of the Lease Term, calculated as if the Lease Term expired on the date originally set forth herein, less (ii) the then Fair Market Deficiency Rent of the Premises for such period.

(g) Upon such reletting, all rentals received by Landlord shall be applied first, to the payment of any indebtedness other than Base Rent and Additional Rent due hereunder from Tenant to Landlord; second, to the payment of any Default Costs; third, to the payment of Base Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder.

11.06 Duty to Mitigate. Landlord and Tenant stipulate and agree that:

(a) Any duty Landlord may have to mitigate damages will be satisfied if beginning no sooner than thirty (30) days after Tenant physically vacates the Premises and continuing until the Premises have been relet, (a) a “For Lease” sign is placed on the Premises, Building and/or at the Project, (b) markets the Premises to commercial real estate brokers, (c) includes the Premises in Landlord’s inventory of available space, which is made available to commercial real estate brokers, (d) includes the Premises in Landlord’s regularly published advertising, if any, of available space, and (e) shows the Premises to prospective tenants, if requested;

(b) Landlord, without breaching any duty it may have to mitigate damages, may (1) lease other vacant space in Landlord’s inventory prior to reletting the Premises, (2) refuse to relet the Premises to any prospective tenant that does not meet Landlord’s leasing guidelines and credit requirements, (3) relet all or part of the Premises at the then fair market rental value, which may be equal to or greater than the Base Rent and Additional Rent, (4) relet the Premises on terms different from those in this Lease, including without limitation, the length of the term and any lease concessions comparable to those then being offered for comparable space in light of market conditions, and (5) may but shall not be obligated to make improvements or alterations to the Premises, unless Tenant pays such costs to Landlord in advance;

(c) Unless a court of competent jurisdiction holds in a final judgment that Landlord (1) had a duty to mitigate damages under this Lease and (2) failed to comply with the requirements of this Article 11.06 and such failure caused an avoidable and quantifiable increase in Landlord’s damages, Tenant shall remain liable for Base Rent, Additional Rent and any Default Costs; and

(d) TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXPRESS OBLIGATIONS SET FORTH IN THIS ARTICLE 11.06 ARE OBJECTIVELY REASONABLE AND SATISFY ANY OBLIGATION LANDLORD MAY HAVE TO MITIGATE ITS DAMAGES.

11.07 Notice of Landlord Default. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

11.08 Limitation of Landlord’s Liability. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, including return of the any remaining portion of the Security Deposit if the same has been delivered to the transferee. In the event of any breach or default by Landlord in any term or provision of this Lease, and, as a consequence, if Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds received at a judicial sale upon execution and levy against the right, title and interest of Landlord in the Building, and Landlord, its owners, partners or venturers, and the Landlord Parties shall have no personal, partnership, corporate or other liability hereunder.

ARTICLE TWELVE: PRE-COMMENCMENT STORAGE AND LANDLORD’S LIEN

12.01 Pre-Commencement Storage. Tenant shall have the right to access and use the warehouse portion of the Premises and the parking areas (subject to the terms and conditions of Article 15.01 hereof) for sole purpose of (a) storage of approximately twenty (20) to thirty (30) pallets and a fork lift in the warehouse area of the Premises and (b) parking Tenant’s trucks on the surface parking facilities on the Project starting on the date the Lease is executed by both parties (prior to the Commencement Date) and provided that: (i) Tenant has furnished to Landlord certificates of insurance evidencing the issuance of insurance as required by Tenant under this Lease; (ii) Tenant has delivered to Landlord a signed copy of this Lease, the Security Deposit; and (iii) Tenant’s storage will not interfere with the performance of the Leasehold Improvements. Tenant does hereby assume all risk of loss or damage to Tenant’s property, and to indemnify, defend and hold harmless Landlord from any loss or damage to such property, and all liability, loss or damage arising from any injury to the property of Landlord, or its contractors, subcontractors or materialmen, and any death or personal injury to any person or persons to the extent arising out of such use. Any such use of the Premises is also subject to, and Tenant must comply with and observe, all applicable laws and all other terms and conditions of this Lease. In no event may Tenant conduct business in the Premises during such early access period.

12.02 Landlord’s Lien. In addition to the statutory Landlord’s lien, Tenant hereby grants to Landlord a security interest to secure payment of all rent and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture and other personal property of Tenant situated in or upon the Premises, together with the proceeds from the sale or lease thereof. Such property shall not be removed without the consent of Landlord until all arrearages in Base Rent and Additional Rent due to Landlord hereunder shall have been paid. Upon the occurrence of an event of default, Landlord may, in addition to any other remedies provided herein or by law, enter upon the Premises and take possession of any and all personal property of Tenant situated on the Premises without liability for trespass or conversion, and sell the same at public or private sale, with or without having such property at the sale, after giving Tenant reasonable notice of the time and place of any such sale. Unless otherwise required by law, notice to Tenant of such sale shall be deemed sufficient if given in the manner prescribed in this Lease at least ten (10) days before the time of the sale. Any public sale made under this Article shall be deemed to have been conducted in a commercially reasonable manner if held on the Premises or where the property is located, after the time, place and method of sale and a general description of the types of property to be sold have been advertised in a daily newspaper published in Tarrant County, Texas, for five consecutive days before the date of the sale. Landlord or its assigns may purchase at a public sale and, unless prohibited by law, at a private sale. The proceeds from any disposition dealt with in this Article, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorneys’ fees and legal expenses), shall be applied as a credit against the indebtedness secured by the security interest granted herein. Any surplus shall be paid to Tenant or as otherwise required by law; Tenant shall pay and deficiencies forthwith. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a financing statement in form sufficient to perfect the security interest of Landlord in the aforementioned property and proceeds thereof under the provisions of the Uniform Commercial Code in force in the State of Texas. The statutory lien for rent is expressly reserved; the security interest herein granted is in addition and supplementary thereto. Notwithstanding anything to the contrary in this Article 12.02, Landlord will subordinate its security interest and landlord’s lien to the security interest of Tenant’s supplier or institutional financial source, provided that Landlord approves the transaction as being reasonably necessary, for Tenant’s operations at the Premises, and further provided that the subordination must be limited to a specified transaction and specified items of the fixtures, equipment or inventory involved in the transaction as described in a written agreement reasonably acceptable to Landlord.

ARTICLE THIRTEEN: PROTECTION OF LENDERS

13.01 Subordination. This Lease shall be and hereby is declared to be subject to and subordinate to any mortgages and/or deeds of trust ( “Mortgage”) now or at any time hereafter constituting a lien or charge upon the Premises, the improvements situated thereon, the Building or the Land, and to any and all increases, renewals, modifications, consolidations, replacements and extensions of thereof. Tenant agrees to attorn to the Landlord’s current or future mortgagees (“Mortgagee”) or to any transferee, purchaser, lessor or beneficiary (“Landlord Successor”) following any foreclosure, sale or transfer in lieu thereof. The provisions of this Article 13.01 shall be self-operative, and no further instrument shall be required to effect such subordination of this Lease. Within ten (10) days after request, however, Tenant shall execute and deliver to any Mortgagee or Landlord Successor, a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) confirming the subordination of the Lease and containing other terms and conditions satisfactory to such Mortgagee or Landlord Successor; provided, that the SNDA (a) provides that Tenant’s use or possession of the Premises shall not be disturbed so long as Tenant is not in default under this Lease beyond any applicable periods for notice and cure, and (b) does not materially increase Tenant’s obligations hereunder. Notwithstanding any foreclosure or sale under any mortgage or deed of trust (or transfer by deed in lieu thereof), so long as Tenant is not in default beyond any applicable periods for notice and cure, this Lease shall remain in full force and effect.

13.02 Certificates. Tenant agrees, from time to time, within ten (10) days after the written request of Landlord, to deliver to Landlord, or Landlord’s designee, (a) a written statement certifying that this Lease is in full force and effect, the date to which rent has been paid, the unexpired term of this Lease and such other factual matters pertaining to this Lease as may be requested by Landlord, (b) a Certificate of Occupancy for the Premises, and/or (c) current financial statements of any Obligors in such reasonable detail as Landlord may require to verify the net worth and financial condition of such Obligors, which financial statements Tenant represents and warrants will be a true and accurate statement of the matters contained therein as of the date thereof.

ARTICLE FOURTEEN: MISCELLANEOUS

14.01 OFAC. Neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

14.02 Force Majeure. In the event performance by Landlord or Tenant, as applicable, of any term, condition or covenant in this Lease is delayed or prevented by any cause not within the control of Landlord or Tenant, as applicable, such as an Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, an epidemic, pandemic, quarantine restriction, or other public health restriction or advisory, civil riot, or flood, the period for performance of such term, condition or covenant shall be extended for a period equal to the period Landlord or Tenant, as applicable, is so delayed or hindered. Notwithstanding anything set forth herein to the contrary, the foregoing shall not excuse or delay any required payment of Base Rent or Additional Rent or any other Tenant obligation under this Lease that can be performed by the payment of money (e.g., maintenance of insurance).

14.03 Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include the Tenant Parties. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Lease Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

14.04 Intentionally Deleted.

14.05 Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provisions of this Lease or its acceptance of Base Rent or Additional Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

14.06 Notices. All notices required or permitted under this Lease shall be in writing and shall be deemed to have been properly given, rendered or made only if (A) personally delivered, (B) delivered by United States mail, registered or certified mail, return receipt requested, postage pre-paid, (C) delivered by a nationally recognized overnight courier service for next-day delivery, or (D) sent by electronic mail followed by a copy sent contemporaneously via one of the other methods set forth in (A), (B) or (C) as well (provided, however, a copy sent contemporaneously via one of the other approved methods will not be required with respect to any notice given by Landlord that does not relate to a default by Tenant), and shall be deemed to be given (i) upon delivery or refusal to accept delivery if delivered personally, (ii) if mailed, on the third (3rd) business day after having been deposited with the United States mail, registered or certified mail, return receipt requested, postage pre-paid, (iii) if sent by overnight courier, on the first business day after having been deposited with the overnight courier service, (iv) upon delivery of the electronic mail if delivered by electronic mail, or (v) if Tenant has vacated the Premises without providing a new Tenant Notice Address, three (3) business days after notice is deposited in the United States mail, registered or certified mail, return receipt requested, postage pre-paid or one (1) business day after notice is deposited with a nationally recognized overnight courier service for next-day delivery. Notices to Tenant shall be delivered to the Tenant Notice Address, except that upon Tenant’s taking possession of the Premises, the Premises shall thereafter be deemed to be the Tenant Notice Address for notice purposes. Notices to any other party hereto shall be delivered to the address specified in Article One as the address for such party. Any party hereto may change its notice address upon written notice to the other parties.

14.07 Attorneys’ Fees. If on account of any breach or default by any party hereto in its obligations to another party hereto, it shall become necessary for the non-defaulting party to employ an attorney to enforce or defend any of its rights or remedies hereunder, the defaulting party agrees to pay the non-defaulting party its reasonable attorneys’ fees, whether or not suit is instituted in connection therewith.

14.08 Governing Law; Venue. The laws of the State of Texas shall govern this Lease. All obligations hereunder, shall be performable and payable in Tarrant County, Texas.

14.09 Survival. All obligations of any party hereto not fulfilled at the expiration the Lease Term shall survive such expiration as continuing obligations of such party.

14.10 Binding Effect. This Lease shall inure to the benefit of, and be binding upon each of the parties hereto and their heirs, representatives, successors and assigns; provided, however, Landlord shall have no obligation to Tenant’s successors or assigns unless the rights or interests of such successors or assigns are acquired in accordance with the terms of this Lease.

14.11 Acknowledgement of Rules. Tenant acknowledges receipt of a copy of the existing Project Rules, attached hereto as Exhibit C.

14.12 Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the first page of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

ARTICLE FIFTEEN: SPECIAL PROVISIONS

15.01. Parking. Landlord shall license vehicle parking spaces to Tenant and Tenant’s business on the following terms and conditions:

Landlord shall provide 1.56 vehicular parking space for every 1,000 square feet of rentable area in the Premises on a non-exclusive and an unreserved basis for Tenant and its employees on the surface parking facilities on the Project. This non-exclusive license is for parking spaces in the general parking area to be designated and redesignated from time to time by Landlord; provided, however, Landlord may require Tenant to park in a specific location. Landlord shall not be liable to Tenant for the failure of any of its tenants, invitees, employees, agents or customers or any third parties to comply with the designation of the parking spaces. This non-exclusive license is for parking only and does not include the rights to any additional services, which services may be made available by Landlord from time to time at an additional charge.

It is understood that Landlord and its agents and employees shall not be liable for loss or damage to any vehicle parked by Tenant or under Tenant’s rights herein and/or to the contents thereof caused by fire, theft, explosion, freezing of circulation system of any automobile, strikes, riots or by any other causes and Tenant (i) waives any claim against Landlord for and in respect thereto, and (ii) hereby agrees to indemnify and defend Landlord against all claims for any loss or damage to any such vehicle or its contents from any cause whatsoever. It is further expressly understood that the relationship between Landlord and Tenant with respect to the parking spaces constitutes a license to use said parking spaces subject to the terms and conditions herein only and that neither such relationship nor the parking of any automobile thereunder shall constitute a bailment nor create the relationship of bailor and bailee.

If all or any part of the parking facilities at the Project is taken by eminent domain proceedings, Landlord shall be entitled to all of the award in the proceedings and may terminate this parking arrangement in the event of a total taking or reduce the number of stalls licensed hereunder in proportion to the extent of any partial taking upon written notice to Tenant.

Landlord shall have the right to close any portion of the parking facilities at the Project and deny access thereto in connection with any repairs or in an emergency, as it may require, without liability, cost or abatement.

Tenant shall perform, observe and comply with such rules of the Project as may be reasonably adopted by Landlord in respect to the use and operation of the parking facilities at the Project.

Tenant shall, when using the parking facilities, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between designated lines. Landlord reserves the right to tow away, or otherwise impound, without liability for damage or injury and at the expense of the owner or operator, any vehicle which is parked in violation of this Section 15.02, or that is improperly parked or parked in a no parking zone.

In the event a key or other access device is supplied by Landlord to Tenant in connection with the rights granted herein, Tenant will surrender such key or access device to Landlord upon termination of this Lease.

15.02. Renewal Option. Landlord hereby grants Tenant (but no assignee or subtenant other than a permitted assignee, as determined in accordance with Article 10 hereof) the option to extend the Lease Term in accordance with Exhibit E attached hereto.

15.03 Building Entry Signage. Subject to availability, so long as (i) there is no Default Event hereunder, (ii) Tenant occupies the entire Premises and (iii) Tenant shall not have assigned this Lease, or sublet any portion of the Premises, Tenant shall have the non-exclusive right, at its sole cost, to install and maintain wall signage directly above the main entry of the Premises (the “Entry Signage”) reflecting Tenant’s name. The size, color, lettering, quality, design, construction and exact location of the Entry Signage shall comply in all respects with all applicable governmental laws, codes, rules, and regulations, and shall be subject to Landlord’s prior written approval which shall not be unreasonably withheld, delayed or conditioned. In addition, Tenant shall be responsible for all costs associated with maintaining and repairing such Entry Signage. Tenant shall repair all damage caused by the installation, maintenance, or removal of the Entry Signage and restore the Building to its condition before the installation of the Entry Signage, ordinary wear and tear excepted. If Tenant fails to take any of the foregoing actions, Landlord may, after giving Tenant ten (10) days prior written notice, without compensation to Tenant, and at Tenant’s expense, remove the Entry Signage and perform the related restoration or repair work and dispose of the Entry Signage in a manner Landlord deems appropriate. The Entry Signage right described herein is personal to Tenant and shall not be assignable. At the expiration of the Lease Term, Tenant shall be obligated to remove its Entry Signage at Tenant’s sole cost and expense and repair any damage resulting from such removal.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease will be dated as of the 11th day of January, 2021.

LANDLORD:

SOUTHLAKE INDUSTRIAL, L.P.,
a Texas limited partnership

By:	Southlake Industrial GP Series, a series of FE Investment Series, LLC, a Texas series limited liability company its General Partner

By:	/s/ Doug Lueders
Name:	Doug Lueders
Title:	Vice President

Date of Execution by Landlord: 1/11/2021

TENANT:

AMERICAN BEAR LOGISTICS CORP.,
an Illinois corporation,

By:	/s/ Ryan Li
Name:	Ryan Li
Title:	General Manager

Date of Execution by Tenant: 1/10/2021

Exhibit A – Land and Premises

Exhibit B – Building

Exhibit C – Project Rules

(1)	The speed limit on Southlake Business Park property is 15 M.P.H. Vehicles being operated in a reckless manner will be barred.

(2)	Tenant shall have the non-exclusive use in common with the Landlord, other tenants, their guests and invitees, of the automobile parking areas, driveways and footways, subject to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord. Landlord shall have the right to designate parking areas for the use of the building tenants and their employees and the Tenants and their employees shall not park in parking areas not so designated, specifically including driveways, fire lanes, loading-unloading areas, walkways, and building entrances. Tenant agrees that upon written notice from the Landlord, it will furnish to Landlord, within five (5) days from receipt of such notice, the state automobile license number assigned to the automobiles of the Tenant and its employees. Landlord shall not be liable for any vehicle of the Tenant or its employees that the Landlord shall have towed from the premises when illegally parked. Landlord will not be liable for damage to vehicles in the parking areas or for theft of vehicles, or equipment of vehicles. Vehicles not moved within seven (7) days will be considered abandoned and will be removed at owner’s expense.

(3)	The sidewalks, entries, passages, stairways, and elevators shall not be obstructed by and of the tenants, their employees or agents, or used by them for purposes other than ingress and egress to and from their respective space. Tenants are responsible for their own trash removal, and if necessary, their containers.

(4)	Tenant will refer all contractors, contractor’s representatives and installation technicians rendering any service on the premises for Tenant to Landlord for Landlord’s approval before performance of any contractual service. This provision shall apply to all work performed in the building, including installation of telephones, telegraph equipment, electrical devices and attachments and installation of any nature affecting floor, walls, woodwork trim, windows, ceilings, equipment or any other physical portion of the building. Such approval, if given, shall in no way make Landlord a party to any contract between Tenant and any such contractor, and Landlord shall have no liability therefore.

(5)	No sign, advertisement, or notice shall be inscribed, painted, or affixed on any part of the outside of the said Building unless of such color, size and style and in such place upon said building as shall first be designated by Landlord; there shall be no obligation or duty of Landlord to allow any sign, advertisement or notice to be inscribed, painted or affixed on any part of the outside of said building. A directory in a conspicuous place with the names of the Tenants, will be provided by the Landlord; any necessary revision in the directory will be made by the Landlord within a reasonable time after notice from the Tenant of the error or change making the revision necessary.

(6)	No tenant shall do or permit anything to be done in said premises, or bring or keep anything therein, which will in any way increase the rate for fire insurance on said Building, or on property kept therein, or obstruct or interfere with the rights of other tenants, or in any way injure or annoy them, or conflict with the laws relating to fire, or with any regulations of any part thereof, or conflict with any rules and ordinances of the local board of health or any governing bodies.

(7)	No additional locks shall be placed upon any doors without the written consent of the Landlord. All keys to the Demised Premises shall be furnished by the Landlord in a reasonable number commensurate with the square footage leased.

(8)	The water closets and other water fixtures shall not be used for any purpose other than those for which they were constructed, and any damage resulting to them from misuse, or the defacing or injury of any part of the Building, shall be borne by the person who shall occasion it.

(9)	If any Tenant desires, at his cost, telegraphic, telephonic or other electric connections, Landlord or its agent will direct the electricians as to where and how the wires may be introduced, and without such directions, no boring or cutting for wires will be permitted

(10)	Landlord or its agents shall have the right to enter the premises to examine the same or to make such repairs, alterations or additions as Landlord shall deem necessary for the safety, preservation or improvement of the Building; and the Landlord or its agents may show said premises within six months prior to the expiration of the Lease.

(11)	All glass, locks and trimmings in or about the doors and windows and all electric fixtures belonging to the Building shall be kept whole, and whenever broken by anyone shall be immediately replaced and put in order by Tenant under the direction and to the satisfaction of Landlord, and on removal shall be left whole and in good repair.

(12)	Tenant shall not install or authorize the installation of any vending machines or food preparation devices without Landlord’s written approval. Landlord shall have the right to rescind this approval, if given, without liability to Tenant for reimbursement of any Tenant costs or expenses.

(13)	Security Service is provided by the Landlord, and security rules and procedures are approved by the Landlord. Tenants are required to cooperate with these rules and procedures.

(14)	Except in an emergency, only authorized employees are allowed to break the seals or unlock sprinkler valves.

(15)	Request for building maintenance services are to be made to the management/leasing office. The maintenance men work only from approved work authorizations.

(16)	Any product stored outside will require the written consent of Landlord.

(17)	No trucks will be allowed to park on the property overnight unless they are parked on Tenant’s leased outdoor storage area.

Exhibit D – Leasehold Improvements

FTC Southlake Building 2 Proposal

FAST-TRAK CONSTRUCTION, INC.

Budget

Holt Lunsford		New	December 8, 2020
Hogan Harrison		RGA	
Project Name:		Plan Date:	
Southlake Building 2		Plan Numbers:	
Item	Cost	Comments	
General Conditions	$ 2,562.00	Clerical, insurance, supervision and dumpsters	
Permit Fees	$ 1,662.00		
Demo	$ -		
Periodic & Final Clean	$ -		
Misc Concrete	$ 10,000.00	(4) 6' x 8' mechanical dock pits with standard detail	
Metals/Handrails/Fencing	$ -		
Structural Steel	$ -		
Wood/Plastics/Millwork	$ -		
Roofing	$ -		
Pinweld Insulation	$ -		
Interior Doors	$ -		
Exterior Doors	$ -		
Glass/Glazing	$ -		
Drywall	$ -		
Ceilings	$ -		
Carpet/VCT/Base	$ -		
Stone Flooring/Ceramic Tile	$ -		
Tape/Bed/Painting	$ -		
Wallcovering	$ -		
Restroom Partitions/Accessories	$ -		
Dock Equipment/Doors	$ 14,148.00	(4) Rite Hite 30k Mechanical Dock Levelers with 16" lip	
Mini-Blinds	$ -		
Special Construction	$ -		
Plumbing	$ -		
HVAC	$ -		
Fire Protection	$ -		
Electrical	$ 24,920.00	Lithonia spec fixtures with motion sensors assumes 80% racking	
		Excludes service upgrade if required	
Fire Alarm	$ -		
Subtotal	$ 53,292.00		
Overhead & Profit 10%	$ 5,329.20		
Sales Tax 8.25%			
Total Base Bid	$ 58,621.20	Price quoted is good for 30 days	

Exclusions: asbestos survey and/or removal, TAS compliance not noted on plans, TDLR plan review and inspection, overtime and weekend work, emergency lighting not shown on plans, phone and data cabling, removal of old phone and data cabling, certified air balance, furniture moving, modular furniture hook ups not shown on plans, fire alarm, power company charges and utilities during construction

Thank you for the opportunity to bid on this project. Should you have any questions or require further information concerning this proposal, please do not hesitate to call.

Unpaid balances over 30 days past due may incur a 1.5% charge per month

Respectfully Submitted By: Colby Cox
FAST-TRAK CONSTRUCTION, Inc.

Accepted By: ____________________ Date: ____________

14500 Trinity BLVD # 180 * Ft Worth, TX * 214.638.0525 phone * 214.638.0528 fax

Exhibit E – Renewal Option

Subject to the terms and conditions of this Exhibit, Tenant may at its option extend the Term for the entire Premises for one (1) additional period of five (5) years (the "Renewal Term") upon the same terms contained in this Lease. Tenant shall have no additional Renewal Option.

A. The Base Rent during the Renewal Term shall be the greater of (i) the Base Rent at the end of the existing Term or (ii) the then prevailing market rate for a comparable term commencing on the first day of the applicable Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Project and other first class office buildings in the general vicinity of the Project as reasonably determined by Landlord, and Tenant shall not be entitled to any rental abatement or other concessions.

B. To exercise its option, Tenant must deliver an initial non-binding notice to Landlord not less than nine (9) months prior to the proposed commencement of the Renewal Term and not more than twelve (12) months prior to the proposed commencement of the Renewal Term. Within thirty (30) days after Landlord's receipt of Tenant's initial non-binding notice, Landlord shall calculate and inform Tenant of the Base Rent for the Premises for the Renewal Term. Landlord and Tenant shall work together in good faith to agree upon the Base Rent. Within fifteen (15) days after the date on which Landlord advises Tenant of the applicable Base Rent, Tenant shall either (i) give Landlord final binding written notice ("Binding Notice") of Tenant's exercise of its Renewal Term at the Base Rent determined by Landlord or (ii) if Tenant disagrees with Landlord's determination, provide Landlord with written notice of rejection (the "Rejection Notice"). If Tenant fails to provide Landlord with either a Binding Notice or a Rejection Notice, within such fifteen (15) day period, Tenant will be deemed to have waived its option to extend. If Tenant provides Landlord with a Rejection Notice, Tenant will be deemed to have waived its option to extend.

C. Tenant's option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers the Binding Notice, Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned this Lease, or sublet any portion of the Premises under a sublease which is in effect at any time during the final twelve (12) months prior to the applicable Renewal Term.

D. Tenant agrees to provide Landlord with financial statements evidencing Tenant's (and any guarantor's) financial condition and to provide additional security if reasonably requested by Landlord.